As filed with the Securities and Exchange Commission on July 19, 2018

Registration No. 333-193754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RSP PERMIAN, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-1022997
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

(432) 683-7443

(Address of Principal Executive Offices) (Zip Code)

RSP Permian, Inc. 2014 Long Term Incentive Plan

(Full Title of the Plan)

Travis L. Counts

Senior Vice President, General Counsel and Corporate Secretary

One Concho Center

600 W. Illinois Avenue

Midland, Texas 79701

(432) 683-7443

(Name and Address of Agent For Service) (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by RSP Permian, Inc., a Delaware corporation (“RSP”):

•	Registration Statement No. 333-193754, filed on February 4, 2014, registering 10,000,000 shares of common stock, par value $0.01 per share, under the RSP Permian, Inc. 2014 Long Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of March 27, 2018, by and among Concho Resources Inc., a Delaware corporation (“Concho”), Green Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Concho (“Merger Sub”), and RSP, Merger Sub merged with and into RSP (the “Merger”) on July 19, 2018, with RSP surviving the Merger as a wholly-owned subsidiary of Concho.

As a result of the Merger, RSP has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by RSP in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, RSP hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities RSP registered that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on July 19, 2018.

RSP PERMIAN, INC.

By:	/s/ Travis L. Counts
Name:	Travis L. Counts
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.